Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA REPORTS SECOND QUARTER 2011 RESULTS AND

PROVIDES MARKET UPDATE

- Record Gaming Participation Revenue and Consolidated Average Net Wins

Drive Solid Adjusted EBITDA and Positive GAAP Earnings for the Quarter –

Hong Kong — August 9, 2011 — Entertainment Gaming Asia Inc. (NYSE Amex: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading provider of electronic gaming machines (EGMs) on a participation basis to the Pan-Asian gaming industry, today reported operating results for the second quarter ended June 30, 2011 and reviewed recent corporate progress.

Highlights:

•                  Net income was $307,000 for the second quarter of 2011 compared to a net loss of $1.5 million for the second quarter of 2010.

•                  Consolidated adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and non-cash charges) was $3.3 million for the second quarter of 2011 compared to $1.4 million for the second quarter of 2010.

•                  Total net revenue from EGMs on participation for the second quarter of 2011 was a record high of $4.6 million, an increase of 29% from the second quarter of 2010.

•                  Average consolidated win per unit per day (WUD) for the second quarter of 2011 reached another record high of $147, an increase of 28% from the second quarter of 2010.

•                  As of June 30, 2011, total installed EGM seats in operation were 1,502 in seven venues, comprised of five venues in the Philippines with a total of 784 seats and two venues in Cambodia with a total of 718 seats.

•                  Cash-based selling, general and administrative (SG&A) expense was $1.2 million for the second quarter of 2011, a decrease of 20% from the second quarter of 2010.

•                  Cash balance was $14.0 million as of June 30, 2011.

•                  The Company is making progress on its casino development projects in the Kampot and Pailin Provinces of Cambodia with construction expected to begin in the fall of 2011 and gaming licenses secured for both projects.

•                  The Company continues to pursue potential new gaming projects in the Indo-China region.

- more –

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “I am pleased to announce that Entertainment Gaming Asia has reported another quarter of solid operating results.  For our second quarter of 2011, we achieved another record high for our EGM participation revenue and consolidated average net win in our core gaming participation operations. This along with strict cost control resulted in the generation of meaningful adjusted EBITDA averaging over $1.0 million per month and positive GAAP earnings.  With solid recurring cash flow and a growing cash position, which reached approximately $14 million as of June 30, 2011, we believe we are well positioned to expand our business model and execute our casino development plans within emerging gaming markets in the Indo-China region.”

Q2 2011 Financial Review

Beginning in the fiscal year 2011, the Company reclassified its reporting segments to include: “gaming”, which consists of its gaming machine participation and future casino operations; and “other products,” which consolidates the previously reported segments of “table game products” and “non-gaming products” from the Company’s wholly-owned Dolphin subsidiary. The new manner of segment reporting has been applied retroactively to all periods presented.

Entertainment Gaming Asia’s second quarter of 2011 consolidated revenue was $6.7 million, an increase of 33% compared to $5.1 million in the second quarter of 2010 due to strong improvement in the Company’s gaming participation operations and increased sales in the Company’s other products division.

Revenue from EGMs on participation was $4.6 million in the second quarter of 2011, an increase of 29% compared to $3.5 million in the second quarter of 2010. The increase reflected record high consolidated average WUD driven primarily by targeted marketing to customers and machine mix improvements at the Company’s NagaWorld operations.

WUD*	Q2:11	Q2:10	Y/Y Δ
Cambodia	$250	$196	28%
Philippines	$61	$59	3%
Consolidated	$147	$115	28%

EGM Seats in Operation	6/30/11	6/30/10	Y/Y Δ
Cambodia	718	624	15%
Philippines	784	878	-11%
Consolidated	1,502	1,502	0%

* WUD figures exclude EGMs operating under a new venue’s soft launch or when a venue’s revenue is collected on a cash rather than accrual basis. As a result, 156 EGMS seats were excluded from the above second quarter of 2011 WUD calculation.  Were these seats included in the second quarter of 2011 WUD calculation, WUD for this period would have been $230 for Cambodia, $60 for the Philippines, and $139 for the consolidated average.

Cash-based SG&A expense was $1.2 million in the second quarter of 2011, a decrease of 20% compared to $1.5 million in the second quarter of 2010.

Based on the Company’s solid revenue performance and strict cost control, Entertainment Gaming Asia reported adjusted EBITDA of $3.3 million for the second quarter of 2011, up 142% from $1.4 million for the second quarter of 2010.

Entertainment Gaming Asia reported net income of $307,000, or $0.00 per share, on a weighted average diluted share count of approximately 120.4 million shares for the second quarter of 2011.  This included approximately $520,000 in one-time, non-cash performance stock awards to the Company’s directors and key senior management during the period.  This compared to a net loss of $1.5 million, or a $0.01 loss per share, on a weighted average diluted share count of approximately 115.9 million shares for the second quarter of 2010.

Casino Development Update

The Company has received the necessary gaming license and government approvals to begin the land-fill process for its casino development project in the Kampot Province of Cambodia near the Vietnam border. However, due to heavy rainfall as a result of an early monsoon season, construction is expected to begin in the fall of 2011.  The initial phase of the casino, which is intended to include up to 14 table games and 25 EGM seats, is expected to be completed by the end of the first quarter of 2012.

The Company has received the necessary gaming license for its casino development project in the Pailin Province of Cambodia near the Thailand border.  The initial phase of the casino is intended to include up to 23 table games and 40 EGM seats.  The Company has completed the land surveying and begun the design process for the project.  Subject to the timely receipt of the necessary building permits and approvals, the Company expects to begin development of the project in the fall of 2011 with the initial phase of the casino operational in the summer of 2012.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, concluded, “We remain focused on executing our strategic growth initiatives to develop and operate regional casinos under our “Dreamworld” brand in the Indo-China region.  We believe this region presents attractive growth opportunities for our casino development plans and that our Kampot and Pailin projects are strategically positioned within these markets.  We anticipate these regional style casino projects, the initial phases of which are expected to be funded from internal resources, will provide the ability to expand and grow with these markets and the potential for meaningful near-term earnings and long-term growth.

“With solid core cash flow generation and cash position, we believe we are positioned to capitalize on the opportunities in our target markets.  With two projects in the early development stages and active discussions for potential new projects in the region, we are working to selectively build a solid project pipeline to achieve our goal of becoming a leading regional casino operator in the growing markets of Indo-China.”

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, August 9, 2011, both of which are open to the general public.  The conference call number is 800/747-0365 or 212/231-2932. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software.  Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NYSE Amex: EGT) is a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry. The Company secures long-term contracts to provide electronic gaming machines and related systems to premier hotels and other well-located gaming venues in Asia.  The Company retains ownership of the gaming machines and systems and receives recurring daily or monthly fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance.  Entertainment Gaming Asia Inc. is also engaged in the development of casinos in Indo China where intends to own and operate casino resorts under the “Dreamworld” brand. For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding expectations for the expansion of the Company’s participation business model, the timeline and working capital requirements for the Kampot and Pailin casino projects, the near-term earnings of the Kampot and Pailin casino projects, growth of the gaming industry in the Indo-China region and the Company’s ability to secure new casino projects and fund those projects as well.  Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to  Entertainment Gaming Asia’s ability to place gaming machines at significant levels and  generate the expected amount of net win from the gaming machines placed, obtain the gaming license and building permits for the casino projects on a timely basis or at all, identify and successfully develop additional casino projects in the Indo-China region, acquire additional capital as and when needed, adverse weather conditions that cause delays to casino projects timelines and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 30, 2011 and subsequently filed quarterly reports on Form 10-Q.  Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements.  Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

- financial tables follow -

Entertainment Gaming Asia Inc.

Consolidated Statements of Operations

(Unaudited)

		Old Basis		Old Basis
(amounts in thousands, except per share	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
data)	2011	2010	2011	2010
Revenues:
Gaming	$4,553	$3,539	$8,718	$6,374
Other products	2,165	1,526	4,235	3,058
Total revenues	6,718	5,065	12,953	9,432

Operating costs and expenses:
Cost of gaming:
Electronic gaming machine depreciation	1,197	1,970	2,387	3,857
Casino contract amortization	607	—	1,225	—
Other operating costs	287	206	569	432
Cost of other products	1,898	1,493	3,662	2,984
Selling, general and administrative expenses	1,169	1,516	2,368	2,937
Stock-based compensation expenses	799	246	1,022	540
Impairment of assets	—	75	—	191
Product development expenses	133	372	213	456
Depreciation and amortization	29	229	60	458
Restructuring charges	—	210	—	247
Total operating costs and expenses	6,119	6,317	11,506	12,102

Income/(loss) from operations	599	(1,252)	1,447	(2,670)

Other income/(expense):
Interest expense and finance fees	(106)	(84)	(200)	(206)
Interest income	18	25	41	38
Foreign currency losses	(17)	(69)	(24)	(60)
(Loss)/gain on dispositions	(152)	5	(152)	4
Other income	67	61	127	152
Total other (expenses)	(190)	(62)	(208)	(72)

Income/(loss) before income tax	409	(1,314)	1,239	(2,742)

Income tax expense	(102)	(220)	(240)	(455)

Net income/(loss)	$307	$(1,534)	$999	$(3,197)

Basic and diluted earnings/(loss) per share	$0.00	$(0.01)	$0.01	$(0.03)

Weighted average common shares outstanding
Basic	118,068	115,879	117,137	115,426
Diluted	120,387	115,879	119,740	115,426

As a result of the Quasi-Reorganization, the consolidated statements of operations for the three-month and six-month periods ended June 30, 2011 and June 30, 2010 are not comparable.  The consolidated statements of operations for the three-month and six-month periods ended June 30, 2011 reflect depreciation and amortization of the assets using the basis from the Quasi-Reorganization, and the consolidated statements of operations for the three-month and six-month periods ended June 30, 2010 are prepared on the Company’s historical basis of accounting. As such, operations for periods prior to December 31, 2010 are labeled as being under the “Old Basis,” which is defined as accounting policies and estimates prior to the adoption of the Quasi-Reorganization.

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

(amounts in thousands, except per share data)	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,015	$10,217
Accounts receivable, net	2,240	2,854
Other receivables	220	101
Inventories	1,942	1,064
Assets held for sale	407	422
Prepaid expenses and other current assets	747	1,051
Total current assets	19,571	15,709
Electronic gaming machines and systems, net	10,470	12,360
Casino contracts	11,565	12,790
Property and equipment, net	2,304	1,941
Intangible assets, net	128	140
Contract amendment fees	504	558
Prepaids, deposits and other assets	1,170	561
Total assets	$45,712	$44,059

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$772	$1,062
Amount due to a related party	14	14
Accrued expenses	1,701	2,225
Income tax payable	140	—
Deferred revenue	64	—
Notes payable to a related party, current portion	6,058	2,991
Capital lease obligations, current portion	171	164
Customer deposits and other current liabilities	312	251
Total current liabilities	9,232	6,707

Notes payable to a related party, net of current portion	3,144	6,211
Capital lease obligations, net of current portion	234	307
Other liabilities	507	441
Deferred tax liability	73	71
Total liabilities	13,190	13,737

Stockholders’ equity:
Common stock, $.001 par value, 300,000,000 shares authorized; 118,739,393 and 116,189,394 shares issued and outstanding	119	116
Additional paid-in-capital	30,684	29,638
Accumulated other comprehensive income	719	568
Retained earnings since January 1, 2011 ($386.1 million accumulated deficit eliminated)	999	—
Total EGT stockholders’ equity	32,521	30,322
Non-controlling interest	1	—
Total stockholders’ equity	32,522	30,322
Total liabilities and stockholders’ equity	$45,712	$44,059

Entertainment Gaming Asia Inc.

Adjusted EBITDA

(Unaudited)

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
(amounts in thousands)	2011	2010	2011	2010
Net income/(loss) — GAAP basis	$307	$(1,534)	$999	$(3,197)
Interest expense and finance fees	106	84	200	206
Interest income	(18)	(25)	(41)	(38)
Income tax expense	102	220	240	455
Depreciation and amortization	1,891	2,316	3,780	4,546
Stock-based compensation expenses	799	246	1,022	540
Impairment of assets	—	75	—	191
Loss on dispositions (1)	152	—	152	—
EBITDA, as adjusted	$3,339	$1,382	$6,352	$2,703

(1)          Gains on dispositions were not included in the calculation of adjusted EBITDA for the three-month and six-month periods ended June 30, 2010 as the amounts were considered immaterial at the time.

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income/(loss) as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and, therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

# # #